Press Release
For Further Information:
Kraton Polymers LLC Analyst: Andrew Weaver	281-504-4852
Media: Richard Ott	281-504-4720

KRATON NAMES NEW CHIEF EXECUTIVE AND
CHIEF OPERATING OFFICERS

HOUSTON – January 15, 2008 – The Board of Directors of Kraton Polymers LLC (Kraton) announces the appointment of Kevin M. Fogarty as President and Chief Executive Officer, effective January 14, 2008. He succeeds George B. Gregory who has decided to leave Kraton after three and a half years of transforming the company. Mr. Gregory will serve as an advisor to the company through June 30, 2008. Additionally, David A. Bradley has been appointed Chief Operating Officer, also effective January 14, 2008.

Mr. Fogarty has served as Kraton’s Executive Vice President since June 2005, when he joined Kraton from INVISTA S.àr.l., where he served as President for Polymer and Resins since May 2004. Prior to that, Mr. Fogarty held a variety of roles with increasing responsibility in Koch Industries’ companies, including KoSa, B.V.

Mr. Bradley has been Vice-President of Operations since September 2004. He joined Kraton in April 2004 as Vice President of Transformation, bringing Lean Six Sigma to Kraton’s operations. Prior to Kraton, Mr. Bradley worked for General Electric as a Lean Manufacturing Manager.

Kelvin Davis, a Partner of TPG Capital and Kraton’s Chairman of the Board, said “Kevin has been a significant contributor to Kraton since joining us in 2005. He has excellent experience in the global polymer industry, and has proven leadership credentials that will be essential in advancing Kraton’s strategic business objectives. We are very excited to have him step up into this opportunity. We also wish to thank George for his achievements over the past three and a half years, during which time he drove significant advancements in innovation, operational excellence, and expansion of the Kraton brand.”

Timothy Walsh, Managing Director at CCMP Capital Advisors, LLC, and a member of the Board of Directors of Kraton said, “We also want to thank George for his tremendous accomplishments in which he created a stand-alone business to grow from. We now look forward to working with Kevin and David to advance Kraton further, leveraging Kraton’s leadership position, and implementing strategic restructuring to propel Kraton to the next level of performance.”

“I am extremely excited and proud to lead our team into the future”, said Mr. Fogarty, “Kraton is a first class company, with a leading global market position, and an employee talent base second to none. Our end-use market focus, coupled with an innovation-driven growth mentality, will only assure we will continue to expand Kraton’s ability to provide unique products and services that our customers both expect and truly value.”

About Kraton

Kraton is a leading global engineered polymer company and, we believe, the world’s largest producer of styrenic block copolymers (SBCs), a family of products whose chemistry was pioneered by us over forty years ago. SBCs are highly-engineered thermoplastic elastomers, which enhance the performance of numerous products by delivering a variety of attributes, including greater flexibility, resilience, strength, durability and processability. Kraton polymers are used in a wide range of applications including adhesives, coatings, consumer and personal care products, sealants, lubricants, medical, packaging, automotive, paving, roofing, and footwear products. Kraton has the leading position in nearly all of its core markets and is the only producer of SBCs with global manufacturing capability. Its production facilities are located in the United States, Germany, France, The Netherlands, Brazil, and Japan.

Kraton, the Kraton logo and design, and “Giving Innovators their Edge” tagline are trademarks of Kraton Polymers LLC.

Forward Looking Statements

This press release includes “forward-looking statements” which are statements other than statements of historical fact and are often characterized by the use of words such as “believes,” “expects,” “estimates,” “projects,” “may,” “will,” “intends,” “plans” or “anticipates,” or by discussions of strategy, plans or intentions.  All forward-looking statements in this press release are made based on management’s current expectations and estimates, which involve risks, uncertainties and other factors that could cause results to differ materially from those expressed in forward-looking statements.  Readers are cautioned not to place undue reliance on forward-looking statements. We assume no obligation to update such information.